EXHIBIT 99.1

•
•		SRA Media Relations Contact:

•	SRA International	Sheila S. Blackwell
•	(NYSE:SRX)	703.227.8345
•	PRESS	sheila_blackwell@sra.com
•	RELEASE	SRA Investor Relations Contact:

David Keffer
703.502.7731
david_keffer@sra.com

SRA Sells Constella Futures LLC

FAIRFAX, Va., Sept. 2 /PRNewswire-FirstCall/ — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced it has sold Constella Futures LLC to a group of private investors led by former Constella Group Chairman & CEO Donald A. Holzworth. As part of the transaction, SRA Vice President and Deputy Director of the Global Health Sector, Chris A. LeGrand will move to Constella Futures to serve as its CEO.

Constella Futures was an independent company owned within the Constella Group, a global professional health services company, acquired by SRA in August 2007.

“We believe Constella Futures, as a standalone business, has greater opportunity to pursue a wider range of initiatives that align with its founding mission,” said SRA President & CEO Stan Sloane.

Constella Futures LLC works with government agencies, foundations and corporations around the world to design and implement public health and social programs in developing countries. Its staff of more than 300 provides a wide range of strategic consulting services with specialized domain expertise in HIV/AIDS, infectious disease, maternal and child health, and family planning and reproductive health.

“I am excited to once again be part of the Futures team,” said LeGrand. “I am honored to lead Constella Futures and work with them as we fulfill our international development mission to make a positive impact on human health.”

The transaction is effective immediately. Financial terms of the deal were not disclosed.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE(R) magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The Company’s more than 6,800 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com .

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of September 2, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to September 2, 2008.